EXHIBIT 99.1

PGTI Reports Record Third Quarter 2023 Results

VENICE, Fla., November 2, 2023 – PGT Innovations, Inc. (NYSE: PGTI), a national leader in premium windows and doors, including impact-resistant products, garage doors, and products designed to unify indoor/outdoor living spaces, today announced financial results for its third quarter ended September 30, 2023.

Financial Highlights for Third Quarter 2023

(All results reflect comparison to prior-year period; Cash on hand is compared to prior-year end)

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Net sales totaled $400 million, an increase of 4 percent.
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Net income was $39 million, an increase of 29 percent.
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Adjusted net income* was $39 million, an increase of 16 percent.
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Adjusted EBITDA* was $78 million, an increase of 15 percent.
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Net income per common share attributable to common shareholders, diluted, was $0.67, an increase of 34 percent.
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Adjusted net income per diluted share* was $0.66, an increase of 20 percent.
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Total liquidity* at the end of the third quarter was $214 million, including cash of $38 million and revolver availability of $176 million.

Fourth Quarter 2023 Guidance

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Net sales in the range of $325 million to $350 million.
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Adjusted EBITDA* in the range of $51 million to $57 million

* Adjusted net income, Adjusted net income per diluted share, Adjusted EBITDA, and Liquidity are non-GAAP measures. Please see “Use of Non-GAAP Financial Measures” below for more information.

"PGT Innovations delivered a record third quarter in spite of a continuing dynamic macro environment. Net sales were $400 million, four percent above the prior year quarter. The Company is executing on all cylinders, resulting in an Adjusted EBITDA margin of 19.6 percent,” said Jeff Jackson, President and Chief Executive Officer. “The Company continues to execute on operational performance objectives while maintaining strong cost management discipline.”

“Our organic third quarter net sales increased one percent from the prior year quarter, driven by a two percent impact from price increases, partially offset by a unit volume decline. Our unit volume growth rate increased from the second quarter, driven by our southeast segment in both repair and remodel and new construction channels,” added Jackson. “We continue to see lower growth rates in the west, as the business is more heavily weighted to new construction.”

“In the third quarter, we delivered record operating cash flow of $80 million, which enabled a reduction in our revolver borrowings of $39 million,” said Craig Henderson, Interim Chief

Financial Officer. "Additionally, we returned nearly $30 million of capital to our shareholders through share repurchases, for total year-to-date repurchases of $75 million."

"We expect fourth quarter 2023 performance for net sales in the range of $325 million to $350 million, and Adjusted EBITDA in the range of $51 million to $57 million. Strong operational execution should continue into the fourth quarter and help us deliver solid profits in this dynamic market," concluded Henderson.

Conference Call

PGT Innovations will host a conference call today at 10:30 a.m. The conference call will be available at the same time through the Investor Relations section of the PGT Innovations, Inc. website, http://ir.pgtinnovations.com/events.cfm.

To participate in the teleconference, kindly dial into the call about 10 minutes before the start time: 833-316-0547 (U.S. toll-free) and 412-317-5728 (International). A replay of the call will be available within approximately one hour after the scheduled end of the call today, through approximately 12:30 p.m. on November 9, 2023. To access the replay, dial 877-344-7529 (U.S. Only toll-free), 855-669-9658 (Canada Only toll-free) and 412-317-0088 (International) and refer to pass code 3330517. Other international replay dial-in numbers can be obtained at: https://services.choruscall.com/ccforms/replay.html

You may join the conference online by using the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=E5RSqlGu.

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows, doors, and garage doors. Its highly engineered and technically advanced products can withstand some of the toughest weather conditions on Earth and are revolutionizing the way people live by unifying indoor and outdoor living spaces.

PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves, and a drive to develop category-defining products. Through its brands, PGT Innovations is also the nation’s largest manufacturer of impact-resistant windows and doors and holds the leadership position in its primary market.

The PGT Innovations’ family of brands include CGI®, PGT® Custom Windows and Doors, WinDoor®, Western Window Systems, Anlin Windows & Doors, Eze-Breeze®, Eco Window Systems®, NewSouth Window Solutions® and Martin Door®. The company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. Their high-quality products are available in custom and standard sizes with massive dimensions that allow for unlimited design possibilities in residential, multi-family, and commercial projects. For additional information, visit https://pgtinnovations.com/.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "assume," "believe," "could," "estimate," "expect," "guidance," "intend," "many," "positioned," "potential," "project," "think," "should," "target," "will," "would" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the recovery of the new construction market and our net sales and Adjusted EBITDA guidance.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

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unpredictable weather and macroeconomic factors that may negatively impact the repair and remodel and new construction markets and the construction industry generally, especially in the state of Florida and the western United States, where the substantial portion of our sales are currently generated, and in the U.S. generally;
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changes in raw material prices, especially for aluminum, glass, vinyl, and steel, including, price increases due to the implementation of tariffs and other trade-related restrictions, Pandemic-related supply chain interruptions, or interruptions from the conflict in Ukraine;
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our dependence on a limited number of suppliers for certain of our key materials;
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our dependence on our impact-resistant product lines, which increased with the acquisition of Eco Enterprises, LLC ("Eco"), and contemporary indoor/outdoor window and door systems, and on consumer preferences for those types and styles of products;
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the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, our recent acquisitions, including our acquisitions of Martin Door Holdings, Inc. ("Martin") and Anlin Windows & Doors ("Anlin");
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our level of indebtedness, which increased in connection with our recent acquisitions, including our acquisitions of Martin and Anlin;
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increases in credit losses from obligations owed to us by our customers in the event of a downturn in the home repair and remodel or new home construction channels in our core markets and our inability to collect such obligations from such customers;
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the risks that the anticipated cost savings, synergies, revenue enhancement strategies and other benefits expected from our acquisitions of Martin and Anlin may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates;
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increases in transportation costs, including increases in fuel prices;

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our dependence on our limited number of geographically concentrated manufacturing facilities, which increased further due to our acquisition of Eco;
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sales fluctuations to and changes in our relationships with key customers;
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federal, state and local laws and regulations, including unfavorable changes in local building codes and environmental and energy code regulations;
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risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by "hackers" and theft of data and information from our systems, and the risks that our information technology systems do not function as intended or experience temporary or long-term failures to perform as intended;
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product liability and warranty claims brought against us;
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in addition to our acquisitions of Martin and Anlin, our ability to successfully integrate businesses we may acquire in the future, or that any business we acquire may not perform as we expected when we acquired it; and
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the other risks and uncertainties discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, and our other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Measures

This press release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that presentation of non-GAAP measures such as Adjusted net income, Adjusted net income per share, and Adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. However, these measures do not provide a complete picture of our operations. Management also believes these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this press release are provided to give investors access to types of measures that we use in analyzing our results, and for internal planning and forecasting purposes.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation.

Adjusted EBITDA consists of net income, adjusted for the items included in the accompanying reconciliation. We believe that Adjusted EBITDA provides useful information to investors and analysts about the Company's performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the actual funds generated from operations or available for capital investments.

Liquidity consists of net revolver capacity plus cash and cash equivalents. Net revolver capacity is calculated as total revolver capacity, less revolver borrowings and off-balance-sheet outstanding letter-of-credit commitments.

Our calculations of Adjusted net income and Adjusted net income per share, Adjusted EBITDA and Liquidity are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile Adjusted net income, Adjusted net income per share, Adjusted EBITDA and Liquidity to GAAP net income are included in the financial schedules accompanying this release.

We are not able to provide a reconciliation of projected Adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters, tax considerations, and income and expense from changes in fair value of contingent consideration from acquisitions. Expenses associated with legal matters, tax consequences, and income and expense from changes in fair value of contingent consideration from acquisitions have in the past, and may in the future, significantly affect GAAP results in a particular period.

SOURCE: PGT Innovations, Inc.

PGT Innovations Contacts:

Investor Relations:

Craig Henderson, 941-480-1600

Interim CFO

CHenderson@PGTInnovations.com

Media Relations:

Stephanie Cz, 941-480-1600

Corporate Communications Manager

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
	2023	2022	2023	2022

Net sales	$399,931	$385,837	$1,161,694	$1,151,020
Cost of sales	238,159	236,035	696,740	701,495
Gross profit	161,772	149,802	464,954	449,525
Selling, general and administrative expenses	101,872	102,399	297,790	307,786
Restructuring costs and charges, net	(794)	—	1,722	—
Income from operations	60,694	47,403	165,442	141,739
Interest expense, net	7,772	6,889	23,642	21,124
Income before income taxes	52,922	40,514	141,800	120,615
Income tax expense	13,715	10,100	36,412	29,910
Net income	39,207	30,414	105,388	90,705
Less: Net income attributable to redeemable non-controlling interest	—	(373)	(1,101)	(1,334)
Net income attributable to the Company	$39,207	$30,041	$104,287	$89,371

Calculation of net income per common share attributable to PGT Innovations, Inc. common shareholders:
Net income attributable to the Company	$39,207	$30,041	$104,287	$89,371
Decrease (increase) in redemption value of redeemable non-controlling interest	—	271	(1,637)	(1,514)
Net income attributable to PGT Innovations, Inc. common shareholders	$39,207	$30,312	$102,650	$87,857

Net income per common share attributable to PGT Innovations, Inc. common shareholders:
Basic	$0.68	$0.51	$1.75	$1.47
Diluted	$0.67	$0.50	$1.74	$1.46

Weighted average number of common shares outstanding:
Basic	58,012	59,964	58,796	59,908
Diluted	58,291	60,402	59,092	60,201

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	September 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$37,675	$66,548
Accounts receivable, net	149,288	160,107
Inventories	117,942	112,672
Contract assets, net	53,948	47,919
Prepaid expenses and other current assets	30,537	28,295
Total current assets	389,390	415,541
Property, plant and equipment, net	216,466	208,354
Operating lease right-of-use asset, net	103,087	104,121
Intangible assets, net	427,250	447,052
Goodwill	462,630	460,415
Other assets, net	9,839	4,766
Total assets	$1,608,662	$1,640,249

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST,
AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$150,428	$168,961
Current portion of operating lease liability	18,108	16,393
Total current liabilities	168,536	185,354
Long-term debt	631,768	642,134
Operating lease liability, less current portion	93,414	95,159
Deferred income taxes, net	47,438	47,407
Other liabilities	6,135	7,459
Total liabilities	947,291	977,513
Commitments and contingencies
Redeemable non-controlling interest	—	34,721
Total shareholders' equity	661,371	628,015
Total liabilities, redeemable non-controlling interest and shareholders' equity	$1,608,662	$1,640,249

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited - in thousands)

	Nine Months Ended
	Sept. 30,	Oct. 1,
	2023	2022
	(unaudited)
Cash flows from operating activities:
Net income	$105,388	$90,705
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	26,607	25,359
Amortization	19,802	19,725
Provision for credit losses	2,213	7,395
Stock-based compensation	9,054	7,638
Amortization of deferred financing costs	986	921
Asset impairment charges	—	2,131
Non-cash portion of restructuring costs and charges, net	1,679	—
Loss (gain) on sales of assets	84	(166)
Change in operating assets and liabilities:
Accounts receivable	1,005	(35,166)
Inventories	(5,635)	(21,145)
Contract assets, net, prepaid expenses, other current and other assets	6,970	6,213
Accounts payable, accrued and other liabilities	(28,322)	48,531
Net cash provided by operating activities	139,831	152,141

Cash flows from investing activities:
Purchases of property, plant and equipment	(38,205)	(24,741)
Business combinations	(744)	(787)
Proceeds from sales of assets	1,171	41
Net cash used in investing activities	(37,778)	(25,487)

Cash flows from financing activities:
Payment of fair value of contingent consideration in Anlin Acquisition	(4,348)	(2,362)
Redemption of redeemable non-controlling interest	(37,459)	—
Proceeds of amounts drawn from revolving credit facility	50,000	—
Payments of borrowing under revolving credit facility	(61,352)	—
Purchases of treasury stock under repurchase program	(75,131)	—
Income taxes paid from stock withheld relating to vesting of equity awards	(3,362)	(1,888)
Proceeds from issuance of common stock under ESPP	726	291
Net cash used in financing activities	(130,926)	(3,959)
Net (decrease) increase in cash and cash equivalents	(28,873)	122,695
Cash and cash equivalents at beginning of period	66,548	96,146
Cash and cash equivalents at end of period	$37,675	$218,841

PGT INNOVATIONS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR
MOST DIRECTLY COMPARABLE GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts and percentages)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
	2023	2022	2023	2022
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share - diluted:
Net income	$39,207	$30,414	$105,388	$90,705
Reconciling items:
Insurance recovery of business wind-down costs (1)	-	-	(2,897)	-
Restructuring costs and charges, net (2)	(794)	-	1,722	-
Acquisition-related costs (3)	-	1,250	1,051	1,250
Executive severance costs (4)	-	-	942	-
Cyberattack recovery costs (5)	-	-	206	-
Asset impairment charges (6)	-	-	-	2,131
Adjustments to contingent consideration (7)	-	297	-	5,051
Hurricane Ian-related costs (8)	-	1,848	-	1,848
Tax gross-up payment (9)	-	427	-	427
CGI Commercial relocation costs (10)	-	-	-	277
Tax effect of reconciling items	209	(1,012)	(270)	(2,855)
Adjusted net income	$38,622	$33,224	$106,142	$98,834
Weighted-average diluted shares	58,291	60,402	59,092	60,201
Adjusted net income per share - diluted	$0.66	$0.55	$1.80	$1.64

Reconciliation to Adjusted EBITDA:
Depreciation and amortization expense	$15,369	$14,096	$46,409	$45,084
Interest expense, net	7,772	6,889	23,642	21,124
Income tax expense	13,715	10,100	36,412	29,910
Reversal of tax effect of reconciling items for adjusted net income above	(209)	1,012	270	2,855
Stock-based compensation expense	3,085	2,729	9,054	7,638
Adjusted EBITDA	$78,354	$68,050	$221,929	$205,445
Adjusted EBITDA as percentage of net sales	19.6%	17.6%	19.1%	17.8%

(1) Represents an insurance recovery gain relating to the wind-down of the commercial portion of our New South acquisition. Proceeds from the insurance recovery totaled $5.0 million. We previously recorded an other receivable of $2.1 million, representing the low end of our range of estimated recovery amounts, resulting in a gain of $2.9 million, classified within selling, general and administrative expenses in the accompanying condensed consolidated statement of operations for the nine months ended September 30, 2023.

(2) Represents net costs and charges relating to our management-approved plan to exit the North Carolina market relating to our NewSouth brand. As a result, we determined to close our NewSouth showrooms in Raleigh-Durham and Charlotte, North Carolina, which resulted in net restructuring costs and charges, net, totaling $1.7 million, including $2.5 million in the second quarter of 2023, partially offset by a gain of $0.8 million in the third quarter of 2023 relating to the forgiveness of a portion of the operating lease liability by the landlord of the Charlotte, NC location, which we satisfied in the third quarter of 2023. Of the $2.5 million in restructuring costs and charges in the second quarter of 2023, $2.0 million represents the total impairments of the right-of-use assets of the leases of the Raleigh-Durham and Charlotte, North Carolina showroom facilities, and $0.4 relates to write-offs of the related leasehold improvements. The remainder represents personnel-related costs, which were paid by the end of the 2023 second quarter.

(3) In 2023, represents acquisition-related costs, including transfer taxes assessed to the Company in 2023 relating to the Anlin acquisition in the first quarter of 2023, and costs relating to the redemption of the 25% non-controlling interest in Eco, classified within selling, general and administrative expenses in the accompanying condensed consolidated statement of operations for the nine months ended September 30, 2023. In 2022, represents costs relating to the Martin acquisition.

(4) Represents severance costs relating to the termination of the employment of our former Chief Financial Officer, which was effective close of business February 27, 2023. These costs were paid in and are classified as selling, general and administrative expenses in the condensed consolidated statement of operations for the nine months ended September 30, 2023.

(5) Represents additional cyberattack recovery costs incurred in the second quarter of 2023, classified as selling, general and administrative expense in the accompanying condensed statement of operations for the nine months ended September 30, 2023. We previously disclosed this event by Current Report on Form 8-K, filed with the SEC on November 7, 2022.

(6) Represents write-offs of property and equipment, classified as selling, general and administrative expense in the accompanying condensed statement of operations for the nine months ended October 1, 2022.

(7) Represents fair value adjustment to contingent consideration associated with our Anlin Acquisition, classified as selling, general and administrative expenses in the accompanying consolidated statement of operations for the three and nine months ended October 1, 2022.

(8) Represents disruption and recovery costs caused by Hurricane Ian in late-September 2022, of which $1.1 million is classified within cost of sales, and $747 thousand is classified within selling, general and administrative expenses in the three and nine months ended October 1, 2022.

(9) Represents tax gross-up payment required to be made to the non-controlling interest relating to our acquisition of Eco, which we initially estimated to be $1.5 million, but which was ultimately determined to be $1.9 million, a difference of $427 thousand, which is classified within selling, general and administrative expenses in the three and nine months ended October 1, 2022.

(10) Represents additional costs relating to the relocation of our CGI Commercial business to a new location in the Miami, FL area, being shared with our Eco Enterprises entity, classified as cost of sales in the accompanying consolidated statement of operations for the nine months ended October 1, 2022.